Assured Guaranty Ltd. Reports Results for Second Quarter 2014

•
Second quarter 2014 operating income[1] increased to $101 million, or $0.56 per share, compared with second quarter 2013 operating income of $98 million, or $0.52 per share. Six months 2014 operating income was $233 million, or $1.28 per share, compared with six months 2013 operating income of $358 million, or $1.87 per share.

•
Second quarter 2014 net income was $159 million, or $0.89 per share, compared with second quarter 2013 net income of $219 million, or $1.16 per share. This brings six months 2014 net income to $201 million, or $1.11 per share, compared with six months 2013 net income of $75 million, or $0.39 per share.

•	PVP[1] increased 69% to $27 million compared with second quarter 2013. Six months 2014 PVP increased 71%, to $58 million, compared with six months 2013.

•
Second quarter 2014 share repurchases totaled $177 million, or 7.1 million shares, bringing share repurchases for six months 2014 to $212 million or 8.4 million shares. Cumulative share repurchases since the beginning of 2013 resulted in per share increases of $3.03 to adjusted book value[1], $1.36 to operating shareholders' equity[1] and $0.80 to GAAP book value as of June 30, 2014. On August 6, 2014, an additional $400 million common share repurchase was authorized.

Hamilton, Bermuda, August 7, 2014 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its consolidated entities, Assured Guaranty or the Company) announced today its financial results for the three-month period ended June 30, 2014 (second quarter 2014).

Second quarter 2014 operating income increased to $101 million, or $0.56 per share, compared with operating income in the three-month period ended June 30, 2013 (second quarter 2013) of $98 million, or $0.52 per share. This represents an 8% increase in operating income per share, which was due primarily to share repurchases.

Economic loss development in second quarter 2014 was $23 million, which includes $137 million of economic loss development on various credits, mainly certain Puerto Rico exposures, offset in part by positive economic development of $114 million on other credits, which was due mainly to improvements in the underlying collateral performance of U.S. residential mortgage-backed securities (RMBS) exposures, increases in the benefit for breaches of representations and warranties (R&W) and modest improvements in various public finance exposures. Second quarter 2013 economic loss development was $87 million, which was primarily driven by an increase in expected loss to be paid on Detroit exposures.

1 Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release and the tables within the press release for a definition of the non-GAAP financial measures and, if applicable, a reconciliation to the most directly comparable GAAP financial measures.

The Company reported operating income in the six-month period ended June 30, 2014 (six months 2014) of $233 million, or $1.28 per share, compared with $358 million, or $1.87 per share, in the six-month period ended June 30, 2013 (six months 2013). Operating income for six months 2013 benefited from larger settlement agreements with providers of R&W and more premium accelerations than for six months 2014.

Second quarter 2014 net income was $159 million, or $0.89 per share, compared with second quarter 2013 net income of $219 million, or $1.16 per share. Six months 2014 net income was $201 million, or $1.11 per share, compared with six months 2013 net income of $75 million, or $0.39 per share. Net income includes changes in non-economic net unrealized fair value gains and losses on credit derivatives and financial guaranty variable interest entities' assets and liabilities (FG VIEs), which are generally sources of significant volatility, as well as net earned premiums, credit derivative revenues, loss expense, and other components of revenues and expenses.

“We were pleased to see significant growth in PVP when comparing both the second quarter and first half of 2014 with last year’s comparable results, given the reduced issuance in the U.S. municipal bond market and the current interest rate environment. We continue to benefit from our diversified strategy, which includes targeting U.S. public finance, international infrastructure and structured finance opportunities,” said Dominic Frederico, President and Chief Executive Officer.

“With regard to capital management, we took further steps toward optimizing our capital mix by issuing $500 million of ten-year, 5% senior notes in June, and authorizing an additional $400 million of share repurchases at our August board meeting,” Mr. Frederico added.

Table 1: Reconciliation of Net Income (Loss) to Operating Income
(in millions, except per share amounts)

	Quarter Ended June 30,
	2014	2013

Net income (loss)	$159	$219
Less after-tax adjustments:
Realized gains (losses) on investments	(2)	2
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	47	28
Fair value gains (losses) on committed capital securities (CCS)	(5)	(2)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and loss adjustment expense (LAE) reserves	5	(3)
Effect of consolidating FG VIEs	13	96
Operating income	$101	$98

Net income (loss) per diluted share	$0.89	$1.16
Operating income per diluted share	0.56	0.52

Diluted shares outstanding - Net income (loss)	179.5	188.8
Diluted shares outstanding - Operating income	179.5	188.8

New Business Production

Table 2: Present Value of New Business Production (PVP)
and Gross Par Written
(in millions)

	Quarter Ended June 30,
	2014	2013

PVP:
Public finance - U.S.	$16	$15
Public finance - non - U.S.	—	—
Structured finance - U.S.	6	1
Structured finance - non-U.S.	5	—
Total PVP	$27	$16

Gross Par Written:
Public finance - U.S.	$2,453	$2,276
Public finance - non - U.S.	—	—
Structured finance - U.S.	5	—
Structured finance - non-U.S.	200	—
Gross par written	$2,658	$2,276

Structured finance PVP and par written were $11 million and $205 million, respectively, in second quarter 2014, representing almost 40% of total PVP for the period. The majority of structured finance PVP relates to a $200 million diversified payment rights transaction for one of Turkey's largest banks, Türkiye Garanti Bankası A.Ş., and additional premiums resulting from a private transaction term extension, with no increase in exposure, that provided capital relief to a life insurance company.

In the U.S. public finance market, insurance penetration, based on par, was 5.5% in second quarter 2014, compared with 3.9% in second quarter 2013, with Assured Guaranty capturing the majority of the insured par in each quarter.

Second Quarter 2014 Operating Income Highlights

Table 3 highlights the components of Assured Guaranty's operating income and provides reconciliations of GAAP income statements, as reported, to non-GAAP operating income results.

Table 3: Reconciliation of GAAP
to Non-GAAP Income Results
(in millions, except per share amounts)

	Quarter Ended June 30, 2014			Quarter Ended June 30, 2013
	GAAP Income Statement As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Results	GAAP Income Statement As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Results
Revenues:
Net earned premiums	$136	$(5)	$141	$163	$(15)	$178
Net investment income	96	(1)	97	93	(1)	94
Net realized investment gains (losses)	(8)	(8)	0	2	3	(1)
Net change in fair value of credit derivatives	103	82	21	74	34	40
Fair value gains (losses) on CCS	(6)	(6)	—	(3)	(3)	—
Fair value gains (losses) on FG VIEs	25	25	—	143	143	—
Other income (loss)	7	6	1	(7)	(5)	(2)
Total revenues	353	93	260	465	156	309

Expenses:
Loss expense:
Financial guaranty insurance	57	(7)	64	62	(22)	84
Credit derivatives	—	18	(18)	—	(12)	12
Amortization of deferred acquisition costs	3	—	3	1	—	1
Interest expense	20	—	20	21	—	21
Other operating expenses	55	—	55	52	—	52
Total expenses	135	11	124	136	(34)	170

Income (loss) before income taxes	218	82	136	329	190	139
Provision (benefit) for income taxes	59	24	35	110	69	41
Income (loss)	$159	$58	$101	$219	$121	$98

Diluted shares	179.5		179.5	188.8		188.8

Earnings per share, diluted	$0.89		$0.56	$1.16		$0.52

Net earned premiums and credit derivative revenues: Net earned premiums and credit derivative revenues on an operating income basis were $162 million for second quarter 2014, compared with $218 million for second quarter 2013, as shown in Table 4 below.

Table 4: Components of
Net Earned Premiums and Credit Derivative Revenues
(in millions)

	Quarter Ended June 30,
	2014	2013

Net earned premiums:
Scheduled amortization	$117	$132
Accelerations:
Refundings	23	29
Terminations	1	17
Total accelerations	24	46
Net earned premiums	141	178
Credit derivative revenue:
Scheduled amortization	20	26
Accelerations	1	14
Credit derivative revenue	21	40
Net earned premiums and credit derivative revenues	$162	$218

Loss expense: Second quarter 2014 loss expense was $46 million ($40 million after tax, or $0.22 per share), compared with $96 million ($80 million after tax, or $0.42 per share) for second quarter 2013. The decrease was due primarily to improvements in U.S. RMBS expected losses. U.S. public finance loss expense in second quarter 2014 was $83 million, driven primarily by Puerto Rico, compared with $79 million in second quarter 2013, which was driven primarily by Detroit. See Economic Loss Development below.

Income taxes: Second quarter 2014 effective tax rate on operating income was 25.6%, compared with 29.4% for second quarter 2013. The lower effective tax rate in second quarter 2014 was due to higher income in non-taxable jurisdictions.

Economic Loss Development

Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts. Economic loss development is the principal measure that Assured Guaranty uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid includes all transactions insured by the Company, whether written in insurance or credit derivative form, regardless of the accounting model prescribed under GAAP. Table 5 provides a roll forward of net expected loss to be paid.

Table 5: Roll Forward of Net Expected Loss to be Paid on
Insurance Contracts and Credit Derivatives
Quarter Ended June 30, 2014
(in millions)

	Net Expected Loss to be Paid as of March 31,	Economic Loss Development/	Losses	Net Expected Loss to be Paid as of June 30,
	2014	(Benefit)	(Paid)/ Recovered	2014

U.S. RMBS:
Before R&W benefit	$1,201	$(40)	$(34)	$1,127
R&W benefit	(721)	(19)	89	(651)
U.S. RMBS after R&W benefit	480	(59)	55	476
Public finance	338	77	(24)	391
Other	166	5	(3)	168
Total	$984	$23	$28	$1,035

Total economic loss development was $23 million for second quarter 2014 primarily due to higher expected losses on certain Puerto Rico exposures, offset in part by improvements in the underlying performance of U.S. RMBS collateral, positive developments related to the R&W benefit and modest improvements in various public finance exposures.

Book Value Measurements and Share Repurchase Program

On August 6, 2014, the Company's Board of Directors approved an incremental $400 million share repurchase authorization. Prior to this new authorization, the Company had utilized $345 million of the previous $400 million authorization at an average price of $24.49 per share, with 7.1 million shares repurchased in second quarter 2014 for $177 million at an average of $25.14 per share. The Company expects the repurchases to be made from time to time in the open market or in privately negotiated transactions. As in the past, our capital management execution is contingent on our available free cash and capital position at the parent company, market conditions,  the maintenance of our strong financial strength ratings and other factors. The repurchase program may be modified, extended or terminated by the Board of Directors at any time. It does not have an expiration date.

Table 6: Reconciliation of Shareholders' Equity to
Operating Shareholders' Equity and Adjusted Book Value
(in millions, except per share amounts)

	As of
	June 30, 2014	December 31, 2013

Shareholders' equity	$5,242	$5,115
Less after-tax adjustments:
Effect of consolidating FG VIEs	(82)	(172)
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(1,172)	(1,052)
Fair value gains (losses) on CCS	20	30
Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	327	145
Operating shareholders' equity	6,149	6,164
After-tax adjustments:
Less: Deferred acquisition costs	158	161
Plus: Net present value of estimated net future credit derivative revenue	129	146
Plus: Net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed	2,730	2,884
Adjusted book value	$8,850	$9,033

Shares outstanding at the end of the period	174.2	182.2

Per share:
Shareholders' equity	$30.10	$28.07
Operating shareholders' equity	35.31	33.83
Adjusted book value	50.82	49.58

Per share adjusted book value, operating shareholders' equity and GAAP shareholders' equity were higher at June 30, 2014 than at December 31, 2013 due primarily to share repurchases.

Conference Call and Webcast Information:
The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Friday, August 8, 2014. The conference call will be available via live and archived webcast in the Investor Information section of the Company's website at AssuredGuaranty.com or by dialing 1-877-281-1545 (in the U.S.) or 1-412-902-6609 (International). A replay of the call will be made available through October 7, 2014. To listen to the replay, dial 1-877-344-7529 (in the U.S.) or 1-412-317-0088 (International), passcode 10050315. The replay will be available one hour after the conference call ends.

Please refer to Assured Guaranty's June 30, 2014 Financial Supplement, which is posted on the Company's website at assuredguaranty.com/investor-information/by-company/assured-guaranty-ltd, for more information on the Company's financial guaranty portfolios, investment portfolio and other items. The Company is also posting on the same page of its website:

•	“Public Finance Transactions in 2Q 2014,” which lists the U.S. public finance new issues insured by the Company in second quarter 2014, and

•	“Structured Finance Transactions at June 30, 2014,” which lists the Company's structured finance exposure as of that date.

In addition, the Company is posting at assuredguaranty.com/presentations the “June 30, 2014 Equity Investor Presentation.” Furthermore, the Company's separate-company subsidiary financial supplements and its Fixed Income Presentation for the current quarter will be posted on the Company's website when available. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

# # #

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO) Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Assured Guaranty Ltd.
Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended
	June 30,
	2014	2013
Revenues:
Net earned premiums	$136	$163
Net investment income	96	93
Net realized investment gains (losses)	(8)	2
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	15	(86)
Net unrealized gains (losses)	88	160
Net change in fair value of credit derivatives	103	74
Fair value gains (losses) on CCS	(6)	(3)
Fair value gains (losses) on FG VIEs	25	143
Other income (loss)	7	(7)
Total revenues	353	465

Expenses
Loss and LAE	57	62
Amortization of deferred acquisition costs	3	1
Interest expense	20	21
Other operating expenses	55	52
Total expenses	135	136

Income (loss) before income taxes	218	329
Provision (benefit) for income taxes	59	110
Net income (loss)	159	219
Less after-tax adjustments:
Realized gains (losses) on investments	(2)	2
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	47	28
Fair value gains (losses) on CCS	(5)	(2)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and LAE reserves	5	(3)
Effect of consolidating FG VIEs	13	96
Operating income	$101	$98

Assured Guaranty Ltd.
Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	June 30, 2014	December 31, 2013
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value	$10,530	$9,711
Short-term investments, at fair value	979	904
Other invested assets	126	170
Total investment portfolio	11,635	10,785

Cash	106	184
Premiums receivable, net of commissions payable	849	876
Ceded unearned premium reserve	440	452
Deferred acquisition costs	122	124
Reinsurance recoverable on unpaid losses	59	36
Salvage and subrogation recoverable	273	174
Credit derivative assets	80	94
Deferred tax asset, net	571	688
FG VIE assets, at fair value	1,284	2,565
Other assets	271	309
Total assets	$15,690	$16,287

Liabilities and shareholders' equity
Liabilities
Unearned premium reserve	$4,391	$4,595
Loss and LAE reserve	775	592
Reinsurance balances payable, net	178	148
Long-term debt	1,311	816
Credit derivative liabilities	1,917	1,787
Current income tax payable	12	44
FG VIE liabilities with recourse, at fair value	1,366	1,790
FG VIE liabilities without recourse, at fair value	124	1,081
Other liabilities	374	319
Total Liabilities	10,448	11,172

Shareholders' equity
Common stock	2	2
Additional paid-in capital	2,260	2,466
Retained earnings	2,643	2,482
Accumulated other comprehensive income	332	160
Deferred equity compensation	5	5
Total shareholders' equity	5,242	5,115
Total liabilities and shareholders' equity	$15,690	$16,287

Explanation of Non-GAAP Financial Measures:

The Company references financial measures that are not in accordance with GAAP. Management and the board of directors utilize non-GAAP measures in evaluating the Company's financial performance and as a basis for determining senior management incentive compensation. By providing these non-GAAP financial measures, investors, analysts and financial news reporters have access to the same information that management reviews internally. In addition, Assured Guaranty's presentation of non-GAAP financial measures is consistent with how analysts calculate their estimates of Assured Guaranty's financial results in their research reports on Assured Guaranty and with how investors, analysts and the financial news media evaluate Assured Guaranty's financial results.

The following paragraphs define each non-GAAP financial measure and describe why it is useful. A reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure, if available, is presented herein. Non-GAAP financial measures should not be viewed as substitutes for their most directly comparable GAAP measures.

Operating Income: Management believes that operating income is a useful measure because it clarifies the understanding of the underwriting results of the Company's financial guaranty business, and also includes financing costs and net investment income, and enables investors and analysts to evaluate the Company's financial results as compared with the consensus analyst estimates distributed publicly by financial databases. Operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of the after-tax realized gains (losses) on the Company's investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company's discretion and influenced by market opportunities, as well as the Company's tax and capital profile. Trends in the underlying profitability of the Company's business can be more clearly identified without the fluctuating effects of these transactions.

2)
Elimination of the after-tax non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss. Additionally, such adjustments present all financial guaranty contracts on a more consistent basis of accounting, whether or not they are subject to derivative accounting rules.

3)
Elimination of the after-tax fair value gains (losses) on the Company's CCS. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

4)
Elimination of the after-tax foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves. Long-dated receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period's foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)
Elimination of the effects of consolidating FG VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs.

Operating Shareholders' Equity: Management believes that operating shareholders' equity is a useful measure because it presents the equity of Assured Guaranty Ltd. with all financial guaranty contracts accounted for on a more consistent basis and excludes fair value adjustments that are not expected to result in economic loss. Many investors, analysts and financial news reporters use operating shareholders' equity as the principal financial measure for valuing Assured Guaranty Ltd.'s current share price or projected share price and also as the basis of their decision to recommend, buying or selling Assured Guaranty Ltd.'s common shares. Many of the Company's fixed income investors also use operating shareholders' equity to evaluate the Company's capital adequacy. Operating shareholders' equity is the basis of the calculation of adjusted book value (see below). Operating shareholders' equity is defined as shareholders' equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of the effects of consolidating FG VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs.

2)
Elimination of the after-tax non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

3)
Elimination of the after-tax fair value gains (losses) on the Company's CCS. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

4)
Elimination of the after-tax unrealized gains (losses) on the Company's investments that are recorded as a component of accumulated other comprehensive income (AOCI) (excluding foreign exchange remeasurement). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore should not recognize an economic gain or loss.

Adjusted Book Value: Management believes that adjusted book value is a useful measure because it enables an evaluation of the net present value of the Company's in-force premiums and revenues in addition to operating shareholders' equity. The premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors. Many investors, analysts and financial news reporters use adjusted book value to evaluate Assured Guaranty Ltd.'s share price and as the basis of their decision to recommend, buy or sell the Assured Guaranty Ltd. common shares. Adjusted book value is operating shareholders' equity, as defined above, further adjusted for the following:

1)	Elimination of after-tax deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.

2)	Addition of the after-tax net present value of estimated net future credit derivative revenue. See below.

3)
Addition of the after-tax value of the unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the expected future net earned premiums, net of expected losses to be expensed, which are not reflected in GAAP equity.

Net Present Value of Estimated Net Future Credit Derivative Revenue: Management believes that this amount is a useful measure because it enables an evaluation of the value of future estimated credit derivative revenue. There is no corresponding GAAP financial measure. This amount represents the present value of estimated future revenue from the Company's credit derivative in-force book of business, net of reinsurance, ceding commissions and premium taxes for contracts without expected economic losses, and is discounted at 6%. Estimated net future credit derivative revenue may change from period to period due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation.

PVP or Present Value of New Business Production: Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production for the Company by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as premium supplements and additional installment premium on existing contracts as to which the issuer has the right to call the insured obligation but has not exercised such right,  whether in insurance or credit derivative contract form, which GAAP gross premiums written and the net credit derivative premiums received and receivable portion of net realized gains and other settlements on credit derivatives (Credit Derivative Revenues) do not adequately measure. PVP in respect of financial guaranty contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, in each case, discounted at 6%. For purposes of the PVP calculation, management discounts estimated future installment premiums on insurance contracts at 6%, while under GAAP, these amounts are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction. Actual future net earned or written premiums and Credit Derivative Revenues may differ from PVP due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of PVP to Gross Written Premiums
(in millions)

	Quarter Ended
	June 30,
	2014	2013

Total PVP	$27	$16
Less: financial guaranty installment premium PVP	11	—
Total: financial guaranty upfront gross written premiums	16	16
Plus: financial guaranty installment gross written premiums and other GAAP adjustments[1]	1	6
Total gross written premiums	$17	$22
__________________

1.
Includes present value of new business on installment policies, gross written premiums adjustment on existing installment policies due to changes in assumptions, any cancellations of assumed reinsurance contracts, and other GAAP adjustments.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty's calculations of adjusted book value, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings and statements regarding its capital position and demand for its insurance and other forward-looking statements could be affected by rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of Assured Guaranty or any of its subsidiaries and/or of transactions that Assured Guaranty’s subsidiaries have insured; reduction in the amount of available insurance opportunities and/or in the demand for Assured Guaranty's insurance; developments in the world’s financial and capital markets that adversely affect obligors’ payment rates, Assured Guaranty’s loss experience, or its exposure to refinancing risk in transactions (which could result in substantial liquidity claims on its guarantees); the possibility that budget shortfalls or other factors will result in credit losses or impairments on obligations of state and local governments that the Company insures or reinsures; the failure of Assured Guaranty to realize insurance loss recoveries or damages through loan putbacks, settlement negotiations or litigation; deterioration in the financial condition of Assured Guaranty’s reinsurers, the amount and timing of reinsurance recoverables actually received and the risk that reinsurers may dispute amounts owed to Assured Guaranty under its reinsurance agreements; increased competition, including from new entrants into the financial guaranty industry; rating agency action on obligors, including sovereign debtors, resulting in a reduction in the value of securities in the Company’s investment portfolio and in collateral posted by and to the Company; the inability of Assured Guaranty to access external sources of capital on acceptable terms; changes in the world’s credit markets, segments thereof, interest rates or general economic conditions; the impact of market volatility on the mark-to-market of Assured Guaranty’s contracts written in credit default swap form; changes in applicable accounting policies or practices; changes in applicable laws or regulations, including insurance and tax laws; other governmental actions; difficulties with the execution of Assured Guaranty’s business strategy; contract cancellations; loss of key personnel; adverse technological developments; the effects of mergers, acquisitions and divestitures; natural or man-made catastrophes; other risks and uncertainties that have not been identified at this time; management’s response to these factors; and other risk factors identified in Assured Guaranty’s filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of August 7, 2014, and Assured Guaranty undertakes no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information:

Robert Tucker
Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@assuredguaranty.com

Ashweeta Durani
Vice President, Corporate Communications
212-408-6042
adurani@assuredguaranty.com